Exhibit 107

Calculation of Filing Fee Tables

FORM TO-I
(Form Type)

StepStone Private Credit Fund LLC
(Name of Issuer)

StepStone Private Credit Fund LLC
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$12,477,501.31	(1)	0.00014760	$1,841.68	(2)
Fees Previously Paid	$0.0			$0.0
Total Transaction Valuation	$12,477,501.31	(1)
Total Fees Due for Filing				$1,841.68	(2)
Total Fees Previously Paid				$0.0
Total Fee Offsets				N/A
Net Fee Due				$1,841.68	(2)

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(1)      Calculated as the aggregate maximum purchase price for limited liability company interests of StepStone Private Credit Fund LLC (“Shares”), based upon the net asset value per Share as of September 30, 2023 of $25.77. This amount is based upon the offer to purchase up to 484,187.09 Shares.

(2)      Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2024.